Exhibit 99.1

Ambient Corporation Announces Preliminary Second Quarter Revenue
Company Achieves Record Revenue of Approximately $16.0 million

Newton, Mass., July 20, 2011 – Ambient Corporation (OTCBB: ABTG), a leading provider of integrated networking and communications solutions that allow utilities to enable smart grid applications and enhanced communication platforms, announced today preliminary revenue for the second quarter ended June 30, 2011 of approximately $16.0 million, representing a 250% increase over the comparable quarter in 2010 and a 33% increase over the first quarter of 2011.

John J. Joyce, President and CEO of Ambient Corporation, commented,  “We are excited to see the first large-scale deployment of Ambient Smart Grid communications technologies and equipment continue to expand and perform as designed to the mutual benefit of Ambient and Duke Energy. We have now delivered approximately 60,000 communications nodes through the second quarter as part of the Ohio Smart Grid implementation.”

Continued Mr. Joyce, “As of June 30, 2011, we have over $60 million of orders in backlog that we expect to be fulfilled through the remainder of 2011 and into fiscal 2012. Based upon our strong performance year-to-date and our expected delivery schedule for the remainder of 2011, we expect total revenue to be approximately $50 to $55 million for fiscal year 2011, up from $20.4 million for 2010.”

In addition to announcing preliminary second quarter record revenue, the Company announced that the previously approved reverse stock split was effected on July 18, 2011, at 11:59 p.m. Eastern Time on a 1-for-100 basis. The reverse split, which the Company’s Board of Directors and stockholders approved earlier this year, is expected to improve the Company’s prospects of successfully listing its common stock on the Nasdaq Capital Market. Due to the reverse stock split, Ambient’s common stock will trade under a new CUSIP number, 02318N 201, and will temporarily trade under the symbol "ABTGD" for 20 trading days beginning July 20, 2011, after which time the symbol will revert to "ABTG." More information on the reverse stock split is available in the Company's information statement filed with the Securities and Exchange Commission on February 28, 2011.

All data are preliminary and subject to revision based upon the Company’s completion of its ordinary closing procedures.  These preliminary results should not be viewed as a substitute for full interim financial statements prepared in accordance with Generally Accepted Accounting Principles.

For more information about the Ambient Smart Grid® communications platform, visit www.ambientcorp.com.

About Ambient Corporation
Ambient designs, develops and markets Ambient Smart Grid® communications technologies and equipment. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for creating smart grid communication platforms and technologies. Headquartered in Newton, MA, Ambient is a publicly traded company (OTCBB: ABTG). More information on Ambient is available at www.ambientcorp.com.

This press release contains statements that may be deemed to be “forward-looking statements” under federal securities laws. These forward-looking statements involve substantial uncertainties and risks and include the Company’s assessment of its performance to date in 2011, its expectations regarding its delivery schedule for the remainder of 2011 and into 2012, its expectation regarding total revenue for 2011, and its assessment  of its prospects for listing its common stock on The Nasdaq Capital Market.  These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and  reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, the potential listing of Ambient common stock on The Nasdaq Capital Market,  the dependence on one key customer, the Company’s  ability to raise additional capital when needed, the sufficiency of working capital, the competitive market generally and in the smart grid industry specifically, the success of the Company’s collaborative arrangements, changes in economic conditions generally and the smart grid industry specifically, changes in technology, legislative or regulatory changes , and other risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1A of  the Company’s  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s  other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statement for any reason.

Ambient, Ambient Smart Grid, Communications for a Smarter Grid and AmbientNMS are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

Media Contact
Anna E. Croop
acroop@ambientcorp.com
(617) 614-6739